Exhibit 99.1

U.S. Energy Corp. Announces Agreement to Acquire East Texas Assets

HOUSTON, TX – November 9, 2020 --- U.S. Energy Corp. (NASDAQCM: USEG) (“U.S. Energy” or the “Company”) today announced that the Company (through a wholly-owned subsidiary) has entered into a Purchase and Sale Agreement (the “Transaction”) to acquire operated producing assets (the “Properties”) located in Liberty County, Texas in an all-stock transaction.

Acquisition Highlights

●	Proved Developed Reserves estimated at approximately 242,300 barrels of oil.
●	PV-10 estimated at $1.2 million at current strip pricing.
●	680 net acres in Liberty County, Texas all held by production.
●	Properties average a 100% working interest and 86% net revenue interest.
●	Purchase price $250,000 in U.S. Energy restricted common stock.

“We are very pleased to announce our most recent acquisition agreement, which represents U.S. Energy’s third acquisition of 2020 and shows the continued execution of our stated strategy of seeking to consolidate assets that represent mature, positive cash flowing properties,” said Ryan Smith, Chief Executive Officer of U.S. Energy, who continued, “The Properties are being purchased at highly accretive levels by any transactional metric and at a meaningful discount to their estimated existing reserve value while adding long lived oil reserves and immediate free cash flow to the U.S. Energy portfolio. We believe the current challenges facing the industry will continue to produce compelling asset consolidation opportunities and U.S. Energy will remain focused on pursuing accretive transactions that we can successfully roll into our existing asset base while maintaining our low cost corporate structure and clean balance sheet.”

Acquired Properties Overview

As of October 1, 2020, the Properties had total estimated Proved Reserves of approximately 242,300 barrels of oil, comprised entirely of Proved Developed Producing and Proved Developed Non-Producing reserves, and had a present value of estimated future net revenues before income taxes discounted at 10% (“PV10”) value of approximately $1.2 million. The Properties are operated with a 100% working interest and 86% net revenue interest. The Properties also contain 680 net acres which are 100% held by production. All assets are located in Liberty County, Texas.

The consideration payable for the assets is expected to be $250,000 in U.S. Energy restricted common stock. The Transaction is expected to close in the fourth quarter of 2020, subject to the satisfaction of customary closing conditions.

Estimates for Properties as of October 1, 2020**
Proved Developed Producing Oil Reserves (Bbls)	64,300
Proved Developed Non-Producing Oil Reserves (Bbls)	178,000
Total Proved Developed Oil Reserves (Bbls)	242,300

PV10 ($000’s)*	$1,175

*Strip Pricing as of November 5, 2020.

** Estimated pursuant to the report of the Company’s 3rd party engineering consultant as of October 1, 2020.

About U.S. Energy Corp.

U.S. Energy is an independent energy company focused on the acquisition and development of oil and gas producing properties in the United States. Our business is currently focused on targeting mature, low decline assets with existing infrastructure that allows us to maximize our return on capital in a sustainable and efficient manner. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Forward-looking statements in this document may include statements regarding the Company’s ability to close the transaction described above; expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. Forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and the duration, effects and governmental responses to, COVID-19, among others. Such risks, uncertainties, and other factors also include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequently filed Quarterly Reports on Form 10-Q under the heading “Risk Factors”. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements, except as otherwise required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the Securities Exchange Commission (SEC), including, but not limited to, the risk factors discussed above. The Company's SEC filings are available at http://www.sec.gov.

Petroleum engineering is a process of estimating underground accumulations of oil, natural gas and natural gas liquids (NGLs) that cannot be measured in an exact way. The accuracy of any resource estimate depends on the availability of data, the interpretation of such data and price and cost assumptions made by petroleum engineers. Such estimates are also subject to actual drilling, testing and production activities. Accordingly, resource estimates included in this press release may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Executive Officer

(303) 993-3200

www.usnrg.com